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                                  EXHIBIT 21.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                         SUBSIDIARIES OF THE REGISTRANT


o RBMG, Inc., a wholly owned subsidiary of the Registrant, was formed by the Registrant in February 1999 and is incorporated in the state of Delaware.

o Meritage Mortgage Corporation, a wholly-owned subsidiary of the Registrant, was acquired by the Registrant in April 1997 and is incorporated in the state of Oregon.

o Resource Bancshares Corporation, a wholly-owned subsidiary of the Registrant was acquired by the Registrant in December 1997 and is incorporated in the state of South Carolina.

o RBMG Asset Management Company, Inc., a wholly-owned subsidiary of Meritage Mortgage Corporation, was formed by the Registrant in November 1997 and is incorporated in the state of Nevada.

o RBMG Funding Co., Inc., a wholly-owned subsidiary of RBMG Asset Management Company, Inc., was formed by RBMG Asset Management, Inc. in September 1997 and is incorporated in the state of Nevada.

o TFP Funding III, Inc., a wholly-owned subsidiary of Republic Leasing Company, Inc. was formed by Resource Bancshares Corporation in June 1998 and is incorporated in the state of Delaware.

o MG Reinsurance Company, a wholly-owned subsidiary of the Registrant, was formed by the Registrant in November 1998 and is incorporated in the state of Vermont.

o Republic Leasing Company, Inc., a wholly-owned subsidiary of the Registrant, was acquired by the Registrant in December 1997 and is incorporated in the state of South Carolina.